Exhibit 5.14

[Latham & Watkins LLP Letterhead]	Maximilianhöfe Maximilianstrasse 11 80539 München Tel: +49.89.2080.3.8000 Fax: +49.89.2080.3.8080 www.lw.com

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To: Tomkins, Inc. Tomkins, LLC 1551 Wewatta Street Denver, Colorado 80202	Hongkong Houston London Los Angeles Madrid Mailand Moskau	San Diego San Francisco Shanghai Silicon Valley Singapur Tokio Washington, D.C

October 21, 2011

Re: Registration Statement on Form F-4 relating to USD 1,150,000,000 aggregate principal amount of 9% senior secured second lien notes due 2018

Ladies and Gentlemen,

1.	DESCRIPTION OF TRANSACTION

We have acted as legal advisors to Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly Pinafore, LLC) and certain affiliated companies, in connection with (i) the issuance of USD 1,150,000,000 aggregate principal amount of 9% senior secured second lien notes due 2018 (the “Notes”) pursuant to an indenture (the “Indenture”) dated 29 September 2010 between, among others, Pinafore, LLC and Pinafore, Inc. as issuers, certain other parties as guarantors and Wilmington Trust FSB as trustee for the holders of the notes and collateral agent, (ii) the entering into certain guarantees of the Notes contained in the Indenture (the “Guarantees”) by the entities listed in Schedule 1 hereto (the “German Companies” and each a “German Company”) and (iii) the registration of the Guarantees pursuant to a registration statement on Form F-4 under the Securities Act of 1933 (the “Act”), as amended, filed with the Securities and Exchange Commission, as amended from time to time (the “Registration Statement”).

This opinion (the “Opinion”) is rendered to you in connection with the Registration Statement.

Terms defined in the Indenture have the same meanings when used in this Opinion, unless otherwise defined in this Opinion.

2.	DOCUMENTS EXAMINED

2.1	For the purposes of this Opinion, we have examined:

(a)	an electronic copy of the executed Indenture;

(b)	an electronic copy of an executed first supplement agreement to the Indenture dated 18 November 2010;

(c)	an electronic copy of an executed second supplement agreement to the Indenture dated 21 December 2010;

(d)	an electronic copy of an executed third supplement agreement to the Indenture dated 23 December 2010;

(e)	an electronic copy of an executed fourth supplement agreement to the Indenture dated 20 January 2011;

(f)	an electronic copy of an executed fifth supplement agreement to the Indenture dated 23 February 2011;

(g)	an electronic copy of an executed sixth supplement agreement to the Indenture dated 24 February 2011;

(h)	an electronic copy of an executed seventh supplement agreement to the Indenture dated 3 March 2011;

(i)	in relation to Eifeler Maschinenbau GmbH:

(i)	an electronic copy of the excerpt of the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn, dated 20 October 2011;

(ii)	an electronic copy of the articles of association (Gesellschaftsvertrag) of Eifeler Maschinenbau GmbH, certified on 20 September 2010;

(iii)	an electronic copy of a certified copy of a shareholder’s list, dated 22 November 2010, certified on 30 November 2010;

(iv)	an electronic copy of a shareholder’s resolution signed by Gates Holding GmbH as shareholder of Eifeler Maschinenbau GmbH, dated 10 December 2010;

(j)	in relation to Gates Holding GmbH:

(i)	an electronic copy of the excerpt of the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn, dated 20 October 2011;

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(ii)	an electronic copy of the articles of association (Gesellschaftsvertrag) of Gates Holding GmbH, dated 1 December 2010, certified on 3 December 2010;

(iii)	an electronic copy of a shareholder’s list, dated 19 November 2010, certified on 30 November 2010;

(iv)	an electronic copy of a shareholder’s resolution signed by Gates Holdings Limited as shareholder of Gates Holding GmbH, dated 6 December 2010;

(k)	in relation to Gates Mectrol GmbH:

(i)	an electronic copy of the excerpt of the commercial register (Handelsregister) at the local court (Amtsgericht) of Darmstadt, dated 20 October 2011;

(ii)	an electronic copy of a certified copy of the articles of association (Satzung) of Gates Mectrol GmbH, dated 19 November 2010, certified on 13 December 2010;

(iii)	an electronic copy of a certified copy of a shareholder’s list, dated 19 November 2010, certified on 27 December 2010;

(iv)	an electronic copy of a shareholder’s resolution signed by Tomkins Overseas Investments Limited as shareholder of Gates Mectrol GmbH, dated 6 December 2010;

(l)	in relation to Trion (Deutschland) GmbH:

(i)	an electronic copy of the excerpt of the commercial register (Handelsregister) at the local court (Amtsgericht) of Hamburg, dated 20 October 2011;

(ii)	an electronic copy of a certified copy of the articles of association (Gesellschaftsvertrag) of Trion (Deutschland) GmbH, dated 2 December 2010, certified on 14 December 2010;

(iii)	an electronic copy of a certified copy of a shareholder’s list, dated 1 December 2010, certified on 14 December 2010;

(iv)	an electronic copy of a shareholder’s resolution signed by Tomkins Finance Ltd. as shareholder of Trion (Deutschland) GmbH, dated 7 December 2010;

(m)	in relation to Tridon Clamp Products GmbH

(i)	an electronic copy of the excerpt of the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn, dated 20 October 2011;

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(ii)	an electronic copy of a certified copy of the articles of association (Satzung) of Tridon Clamp Products GmbH, certified on 6 May 2009;

(iii)	an electronic copy of a shareholder’s list, dated 30 November 2010, certified on 8 December 2010;

(iv)	an electronic copy of a shareholder’s resolution signed by Tomkins Finance Ltd. as shareholder of Tridon Clamp Products GmbH, dated 7 December 2010;

(v)	an electronic copy of a shareholder’s resolution appointing Michael H. Reese as managing director signed by Tomkins Finance Ltd. (formerly Tomkins Finance, plc.) as shareholder of Tridon Clamp Products GmbH, dated 7 April 2010, certified on 10 June 2010; and

(n)	an electronic copy of the executed power of attorney:

(i)	of Eifeler Maschinenbau GmbH dated 10 December 2010 relating to, inter alia, the execution of the joinder/supplement agreement in relation to the Indenture;

(ii)	of Gates Holding GmbH dated 10 December 2010 relating to, inter alia, the execution of the joinder/supplement agreement in relation to the Indenture;

(iii)	of Gates Mectrol GmbH dated 7 December 2010 relating to, inter alia, the execution of the joinder/supplement agreement in relation to the Indenture;

(iv)	of in Trion (Deutschland) GmbH dated 13 December 2010 relating to, inter alia, the execution of the joinder/supplement agreement in relation to the Indenture;

(v)	of Tridon Clamp Products GmbH dated 3 December 2010 relating to, inter alia, the execution of the joinder/supplement agreement in relation to the Indenture;

(all powers of attorney listed under paragraphs 2.1(n) through (v) together, the “Powers of Attorney”).

2.2	The documents listed under paragraphs 2.1(a) through (h) above are hereinafter collectively referred to as the “Notes Documents”.

2.3	Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting any of the German Companies or any corporate records of any other person and we have not made any other enquiries concerning any other person. We have not investigated whether any of the German Companies or any other party is or will be by reason of the transactions and matters contemplated by the Notes Documents in breach of any of its obligations under any agreement, document, deed or instrument.

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3.	OPINION LIMITED TO GERMAN LAW

We have not investigated the laws of any country other than the Federal Republic of Germany and we assume that no foreign law affects any of the conclusions stated below. This opinion letter speaks only as of the date hereof and is given only with respect to the laws of the Federal Republic of Germany as in effect on the date hereof and we express no opinion as to matters of fact.

4.	ASSUMPTIONS

In giving this Opinion, we have assumed:

4.1	the genuineness of all signatures;

4.2	the authenticity and completeness of all documents submitted to us as originals;

4.3	the conformity to original documents of all documents submitted to us as copies (including, without limitation, faxed copies) and the authenticity and completeness of such original documents;

4.4	that, where we have examined a document in draft form, it has been executed in the form submitted to us as draft;

4.5	that the Notes Documents are legally valid, binding and enforceable against all parties thereto under all relevant laws and that each Notes Document has been duly authorized and executed by all parties thereto (other than the German Companies);

4.6	each individual executing any Notes Document or a power of attorney on behalf of any German Company had unlimited legal capacity “unbeschränkte Geschäftsfähigkeit” at the time of execution and its expression of intent “Willenserklärung” documented in such execution is not subject to rescission “nicht anfechtbar”;

4.7	that the shareholders of the German Companies and their shareholding as of the date of signing of each relevant document and as of the date of this Opinion are as set out in the shareholders lists;

4.8	the Powers of Attorney have not been amended or rescinded and are in full force and effect;

4.9	the Powers of Attorney are legally binding and effective under all relevant laws other than German law;

4.10	the copies of the resolutions of the shareholders of each German Company provided to us in connection with the giving of this Opinion accurately record resolutions which were duly passed at a properly convened meeting of the shareholders of each German Company and at that a quorum of such shareholders present throughout the meeting voted in favour of approving the resolutions;

4.11	the German Companies have their centre of main interests (as such term is described in Article 3 (1) of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings) in Germany;

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4.12	none of the German Companies has passed a voluntary winding-up resolution and no petition or application has been presented to or order made by a court for the winding-up or dissolution of any of the German Companies or the appointment of a liquidator of any of the German Companies and no liquidator has been appointed in respect of any of the German Companies;

4.13	no application for the commencement of an insolvency procedure “Insolvenzantrag” in relation to any of the German Companies has been made;

4.14	that as of the date of this Opinion none of the German Companies is or will be deemed unable to pay any of its debts when they fall due (Zahlungsunfähigkeit) or is overindebted (überschuldet);

4.15	no party to the Notes Documents is aware of any circumstance which would indicate that or give reason to enquire further whether or not any party to the Notes Documents is or would be, close to a situation of being presumably unable to pay its debts as they fall due or overindebted in any jurisdiction;

4.16	no party enters into any Notes Document or any transaction contemplated thereby with bad faith or with the intention to prejudice, defraud or damage any creditor of any of the German Companies or any other party to the Notes Documents;

4.17	that the commercial register excerpts and the articles of association (as provided to us by or on behalf of the German Companies) are accurate and complete as of their respective dates and that no changes to the facts stated therein have occurred between their respective dates and the date of this Opinion;

4.18	that all powers of attorney and declarations of ratifications granted by any of the parties to the Notes Documents to the individuals executing the Notes Documents, and the Notes Documents, have not been revoked, rescinded, repealed, terminated (in each case whether in whole or in part), amended or supplemented.

5.	OPINION

Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below, we are of the opinion that:

5.1	Each of the German Companies is a limited liability company (Gesellschaft mit beschränkter Haftung), validly existing under the laws of the Federal Republic of Germany.

5.2	Each of the German Companies has the power and authority under its articles of association to enter into the Notes Documents to which it is a party and to perform its obligations thereunder, and has duly taken all necessary corporate action required under its articles of association to authorize the execution of each of the Notes Documents to which it is a party on its behalf and the performance of its obligations thereunder.

5.3	Each of the German Companies has been duly represented in the execution of the Notes Documents to which it is a party.

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6.	QUALIFICATIONS

This Opinion is subject to the following qualification:

The ability of the German Companies to enter into and perform their obligations under the Notes Documents may be limited by insolvency, liquidation, reorganization or any other laws of general application relating to or affecting the rights of creditors (including the attachment of claims by third party creditors) as such law may be applied in the event of an insolvency, liquidation, reorganization or other similar proceedings with respect to such party.

7.	BENEFIT

This Opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein. This Opinion may not be relied upon by you and those mentioned above for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

Yours faithfully,

/s/    Latham & Watkins LLP

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SCHEDULE 1

German Companies

1.	Eifeler Maschinenbau GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn under HRB 10971;

2.	Gates Holding GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn under HRB 14605;

3.	Gates Mectrol GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Darmstadt under HRB 9342;

4.	Trion (Deutschland) GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Hamburg under HRB 109246;

5.	Tridon Clamp Products GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Bonn under HRB 17137

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